EXHIBIT 10.1

MANAGEMENT AGREEMENT
THIS MANAGEMENT AGREEMENT (this “Agreement”) made as of 9th day of January, 2023 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), CERES TACTICAL COMMODITY L.P., a New York limited partnership (the “Partnership”) and OPUS FUTURES, LLC, a Tennessee limited liability company (“Opus” or the “Advisor”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation;
WHEREAS, such trading is to be conducted directly or indirectly through investment in a master fund of which CMF would be the trading manager and Opus would be the advisor;
WHEREAS, the Fifth Amended and Restated Limited Partnership Agreement of the Partnership effective as of October 31, 2016, as amended by Amendment No 1 effective as of June 13, 2018, (as may be further amended, supplemented or otherwise modified from time to time, the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership, which advisors may or may not have any prior experience managing client funds;
WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of National Futures Association (“NFA”);
WHEREAS, CMF is registered as a commodity trading advisor and a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.  DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, effective February 1, 2023, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership, whether directly or indirectly through a master fund, allocated to it from time to time by CMF in the instruments listed in Appendix C of this Agreement, as amended from time to time.  The Advisor may also engage in swap transactions and other derivative transactions on behalf of the Partnership with the prior written approval of CMF. All such trading on behalf of the Partnership shall be (i) in accordance with the trading policies of CMF expressly set forth in Appendix A hereto as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change (the “CMF Trading Policies”), provided that the Advisor shall notify CMF of its inability to comply with the new CMF Trading Policies within one (1) business day of notice of such change, and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets allocated to it.  CMF has initially selected the Advisor’s Opus Advanced Ag Program (the “Strategy”), as described in Appendix B attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the CMF Trading Policies without the prior written consent of the Partnership given by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not result in losses.

(b) CMF acknowledges receipt of the description of the Strategy, attached hereto as Appendix B.  All trades made by the Advisor for the account of the Partnership, whether directly or indirectly through a master fund, shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  However, the Advisor, with the prior written permission (by original or email copy) of CMF, may direct any and all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant, independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF.  The Advisor, with the prior written permission (by original, fax copy or email copy) of CMF, may enter into swaps and other derivative transactions with any swap dealer it chooses for execution with instructions to give-up the trades to the broker designated by CMF provided that the swap dealer and any give-up or other fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (via EGUS or by original, fax copy or email copy).
(c) The initial allocation of the Partnership’s assets to the Advisor shall be invested in accordance with the Strategy, as described in Appendix B.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Strategy in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five (5) business days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would cause the description of the trading strategy or methods described in Appendix B or the Partnership’s current Private Placement Offering Memorandum and Disclosure Document (“Memorandum”), as applicable, to be materially inaccurate.  Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account (which is attached hereto as Appendix C) and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval.  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF.  Monthly reports will be deemed to be delivered when received by email at the email address(es) for notices indicated in Section 12.  The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly.  U.S. dollar equivalents in individual foreign currencies of more than $100,000 will be converted to U.S. dollars within one (1) business day after such funds are no longer needed to margin non-U.S. dollar-based positions.

(d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), its officers, partners and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.
(e)  The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 3(b) hereof) as it shall determine in its absolute discretion.  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.
(f)  CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two (2) business days’ prior notice to the Advisor of any reallocations or liquidations, after which the Advisor will have a maximum of two (2) business days to effect the specified liquidation. CMF and the Advisor acknowledge that, should the amount of the Partnership’s assets under the Advisor’s management be increased, this notice period may be extended upon the mutual consent of the parties, which consent shall not be unreasonably withheld.
(g)  The Advisor shall assume financial responsibility for any errors committed or caused by it in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account, including payment to the brokers of the floor brokerage commissions, exchange fees, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor’s errors shall include, but not be limited to, inputting improper trading signals or communicating incorrect orders to the commodity brokers.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 8(a)(iii) of any errors caused by the Advisor or any of its executing brokers identified in Appendix D with respect to the account, and the Advisor shall use its best efforts to identify and promptly notify CMF of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership.

2.  INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.
3.  COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable annually equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership (the “Incentive Fee”) and (ii) a monthly fee for professional management services equal to 1.00% per year of the end of the month Net Asset Value of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Asset Value of the Partnership allocated to the Advisor as of the last day of each month by 1.00% and dividing the result thereof by 12) (the “Management Fee”).
(b)  “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, management fees, administrative fees, ongoing selling agent fees, or incentive fees accrued or payable as of the date of such determination.
(c)  “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or capital distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the assets managed by the Advisor (but shall be paid by the Partnership) based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first calendar year of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first calendar year of such trading (which, for the avoidance of doubt, shall be December 31, 2023). Interest income earned, if any, will not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.

(d)  Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as if the effective date of termination were the last day of the then current annual period and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations or the Advisor is unable to provide the services contemplated herein for more than five (5) successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.
(e)     The provisions of this Section 3 shall survive the termination of this Agreement.
4.  RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a)   The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its officers, partners and employees may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, partners, and employees shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
(b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing that the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with other accounts managed by the Advisor.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

(c) It is acknowledged that the Advisor and/or its officers, employees and partners presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals that utilize the Strategy, if any, as shall be reasonably requested by CMF.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
5.  TERM.  (a) This Agreement shall continue in effect until December 31, 2023 (the “Initial Termination Date”).  If this Agreement is not terminated on the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein.  At any time during the term of this Agreement, CMF may elect to terminate this Agreement with five (5) days’ notice to the Advisor; provided however, that CMF may immediately terminate this Agreement if (i) the Net Asset Value per Unit of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 40% or more as of the end of a trading day from the previous highest Net Assets of the Partnership; (iii) limited partners owning at least 50% of the outstanding units of the Partnership (excluding interests owned by CMF, an affiliate of CMF other than the Partnership, or any of their employees) shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (vii) the Advisor fails to conform to the CMF Trading Policies as they may be changed from time to time; (viii) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent; (ix) if David Zelinski dies, becomes incapacitated, leaves the employ of  the Advisor, ceases to control the Strategy, or is otherwise not managing the trading programs or systems of the Advisor; (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other regulatory authority, is terminated or suspended; (xi) CMF reasonably believes that the Advisor has or may contribute to any material operational, business or reputational risk to CMF or CMF’s affiliates; or (xii) the Partnership’s Net Assets fall below $1,000,000 at any time.  This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.
(b) The Advisor may terminate this Agreement upon giving not less than thirty  (30) days’ written notice to CMF (i) after the Initial Termination Date or (ii) in the event that CMF or the Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended.

(c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
 6.  INDEMNIFICATION.  (a)(i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, bad faith, recklessness, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement.  The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.
(ii) Without limiting subsection (i) above, to the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitations, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
(iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, whose approval shall not be unreasonably withheld.  The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.
(iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees), incurred in connection therewith.

(v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, partners and employees and the term “CMF” shall include the Partnership.
(b)(i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, fine, penalty, obligation, cost or expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement reasonably incurred by them (A) as a result of the breach of any representations and warranties or covenants made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if (i) there has been a final judicial or regulatory determination, or a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)), or (ii) there has been a settlement of any action or proceeding with the Advisor’s prior written consent.
(ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, partners and employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, fine, penalty, obligation cost or expense (including, without limitation, reasonable attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses) judgments, awards and amounts including amounts paid in settlement incurred in connection therewith.
 (c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(e) The provisions of this Section 6 shall survive the termination of this Agreement.
7.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)     The Advisor represents and warrants that:
(i)     All information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Strategy contained in Appendix B, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading. All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects, except that with respect to pro forma or hypothetical performance information in such Memorandum, if any, this representation and warranty extends only to any underlying data made available by the Advisor for the preparation thereof and not to any hypothetical or pro forma adjustments.

(ii)     The information with respect to the Advisor set forth in the actual performance tables in the Memorandum, if any, is based on (a) all of the customer accounts managed pursuant to the Strategy by the Advisor’s principals and/or the Advisor during the period covered by such tables and required to be disclosed therein or (b) with the written consent of CMF, a representative account of the Strategy.  Such performance has been prepared by the Advisor or its agents in accordance with applicable CFTC and NFA rules and guidance, including, but not limited to, CFTC Rule 4.25. The Advisor’s performance tables for the Strategy, if any, have been examined by an independent third-party administrator and the financial statements, if any, have been audited by an independent certified public accountant and the reports thereon have been provided to CMF.  The Advisor will have its performance tables for the Strategy so examined no less frequently than annually during the term of this Agreement.
(iii)    The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement, including, without limitation, registration as a commodity trading advisor with the CFTC and membership in the NFA.
(iv)     The Advisor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.
(v)      The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
(vi)      This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vii)     At any time during the term of this Agreement that an offering memorandum or prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to promptly provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
(viii)    There is no investigation, suit, action or proceeding, currently pending or threatened, before or by any court or governmental agency or body, self-regulatory body, board of trade, exchange or arbitration panel, U.S. or non-U.S., involving the Advisor or the Delegate or any of their respective affiliates, officers, manager(s), employees and member(s), agents or representatives.
(ix)     The Advisor has established and implemented policies, procedures, and internal controls that are reasonably designed to comply with applicable anti-corruption, sanctions, anti-tax evasion and anti-money laundering laws, rules and regulations and hereby represents as follows:

a)
The Advisor shall not cause CMF, or any of its affiliates, to be in violation of applicable U.S. or non-U.S. anti-money laundering laws, regulations and orders, as or hereafter in force, including the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986 or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“USA PATRIOT Act”) Act of 2001.

b)
The Advisor shall not use the Agreement or any other services described herein for the direct or indirect benefit of any government, individual or entity that is (1) the subject of any financial sanctions or other restrictive measures issued, administered or enforced by any of the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), and the U.S. Department of State), the United Nations Security Council, the Council of the European Union, His Majesty’s Treasury (United Kingdom), and the relevant sanctions authorities in the Advisor’s home jurisdiction and each jurisdiction in which the services described herein shall be provided (collectively, “Sanctions”); or (2) located, resident or organized in any country, territory or region that is the subject of comprehensive territorial sanctions (currently, Crimea, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic regions of Ukraine, Cuba, Iran, North Korea, and Syria) (each a “Sanctioned Jurisdiction”).

c)
Neither the Advisor nor any of their respective subsidiaries, affiliates, directors, officers, employees, or, any of its agents or representatives, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are: (i) the target of any Sanctions; or (ii) located, organized or resident in a Sanctioned Jurisdiction.

d)
(i) The Advisor is and has acted in compliance with all applicable tax laws and tax reporting obligations, including laws in relation to tax evasion and tax fraud; (ii) will not, through any act or omission, knowingly facilitate a third party in engaging in any form of tax evasion or tax fraud, or otherwise engage in any activity, practice or conduct that would constitute a tax evasion facilitation offence under anti-facilitation of tax evasion laws (including, without limitation, the Criminal Finances Act 2017); and (iii) has implemented and maintains policies and procedures reasonably designed to promote and achieve compliance with (i) and (ii) above.

(x)     Without limiting the generality of the foregoing, in connection with the performance of the services hereunder, has not and will not engage in any act or practice that would, directly or indirectly, contravene any applicable anti-money laundering, sanctions, anti-tax evasion or anti-corruption laws, rules or regulations, or any similar statute applicable in any jurisdiction in which the Advisor engages in any activity, that prohibits tax evasion, bribery, money laundering or payments to public officials, including, without limitation, any policies of any governmental or quasi-governmental agency implementing or enforcing the foregoing.

(xi)      If at any time it is discovered that the representations made in this are incorrect, or if otherwise required by applicable law, CMF in its sole discretion, shall be entitled to undertake appropriate and reasonable actions to ensure compliance with applicable law.
(b)      CMF represents and warrants for itself and the Partnership that:
(i)      CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
(ii)      CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)     This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)      CMF will not, by acting as general partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)       CMF is registered as a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement.
(vi)     The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(vii)    The Partnership is a “qualified eligible person” as defined in Rule 4.7 under the Commodity Exchange Act.
(viii)   The Partnership is an eligible contract participant as defined in Section 1a(18) of the Commodity Exchange Act.
(ix)     The Memorandum contains no material misstatements or omission of material facts.

(x)     CMF is in compliance with (and will continue to comply with) all applicable laws and regulation relating to anti-money laundering and any sanctions administered or enforced by the U.S. Government or otherwise applicable to it or to the Partnership.  CMF and its officers, members, employees, and, to its knowledge, any of its agents, sub-contractors, affiliates and all other persons associated with it who are performing services on its behalf will comply with all applicable laws and regulations.
8.  COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
(a)  The Advisor agrees as follows:
(i)      In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)     The Advisor will promptly notify CMF of the commencement of any investigation, suit, action or proceeding (collectively, an “action”) involving the Advisor or any of its officers, partners or employees, agents or representatives, where such action is (a) taken either in relation to the business of the Advisor or (b) adversely affects the business of the Advisor, regardless of whether such investigation, suit, action or proceeding also involves CMF.  The Advisor shall promptly notify CMF of any action against an affiliate where such action is (a) taken either in relation to the business of the Advisor or (b) adversely affects the business of the Advisor. The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material, non-routine investigation, examination or audit of the Advisor’s business activities unless such disclosure is otherwise prohibited by applicable law or regulation; provided, however, that nothing herein shall require the Advisor to provide all correspondence provided to the NFA during the course of a routine examination.  The Advisor shall, however, provide CMF with the NFA’s customary report of findings at the conclusion of a routine compliance examination.
(iii)    In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review and reconcile the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two (2) business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (A) any error committed by the Advisor or its principals or employees with respect to the Partnership’s assets managed by the Advisor; (B) any trade which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv)    The Advisor will maintain a net worth of not less than USD $1,000,000 during the term of this Agreement.
(v)    The Advisor will use its best efforts to close out all futures positions prior to any applicable delivery period, and will use commercially reasonable efforts to avoid causing the Partnership to take delivery of any commodity.

(vi)      The Advisor will update any information previously provided to CMF under the Agreement, including, without limitation, information referenced in Section 7(a)(i) hereof.
(vii)     The Advisor shall promptly notify CMF when the Advisor’s open positions maintained by the Advisor exceed the Advisor’s applicable speculative position limits.
(b) CMF agrees for itself and the Partnership that:
(i)        CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)      CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(iii)      CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.  CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to comply with Section 312 of the USA PATRIOT Act, including processes reasonably designed to identify clients that may be senior foreign political figures1, in accordance with applicable requirements and regulatory guidance, and to conduct enhanced scrutiny on such clients where required under applicable law.  In addition, CMF or the selling agents for the Partnership has policies and procedures in place reasonably designed to prohibit accounts for foreign shell banks2 in compliance with Sections 313 & 319 of the USA PATRIOT Act.

1 A "senior foreign political figure" is defined as a current or former senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a current or former senior official of a major non-U.S. political party, or a current or former senior executive of a non-U.S. government-owned commercial enterprise.  In addition, a "senior foreign political figure" includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.  For purposes of this definition, a "senior official" or "senior executive" means an individual with substantial authority over policy, operations, or the use of government-owned resources. An "immediate family member" of a senior foreign political figure means spouses, parents, siblings, children and a spouse's parents and siblings. A "close associate" of a senior foreign political figure means a person who is widely and publicly known (or is actually known) to be a close associate of a senior foreign political figure.
2 The term shell bank means a bank that does not maintain a physical presence in any country and is not subject to inspection by a banking authority.  In addition, a shell bank generally does not employ individuals or maintain operating records.

(c)     All representations, warranties and covenants contained in this Agreement shall be continuing during the term of this Agreement and the provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.  Each party hereby agrees that as of the date of this Agreement it is, and during its term shall be, in compliance with its representations, warranties and covenants herein contained.  In addition, if at any time any event occurs which would make any of such representations, warranties or covenants not true, the affected party will use its best efforts to promptly notify the other parties of such fact.
9.  COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.
10.  ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.
11.  AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.
12.  NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic mail (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
Attention:  Patrick Egan
Email:  Patrick.Egan@morganstanley.com

If to the Advisor:
Opus Futures, LLC
9047 Poplar Avenue
Suite 101
Germantown, TN 38138
Attention: David Zelinski
Email: dzelinski@opusfutures.com
13.  GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.  ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
15.     NO THIRD PARTY BENEFICIARIES.  There are no third party beneficiaries to this Agreement, except that certain persons not parties to this Agreement may have rights under Section 6 hereof
16.       COUNTERPART ORIGINALS.  This Agreement may be executed in any number of counterparts, including via portable document format (“pdf”) or email, each of which is an original and all of which when taken together evidence the same agreement. Any signature on the signature page of this Agreement may be an original or electronically transmitted signature or may be executed by applying an electronic signature using DocuSign© or, if permitted by CMF (such permission not to be unreasonably withheld), any other similar program.

[Signature Page Follows]

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.
CERES MANAGED FUTURES LLC

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director

CERES TACTICAL COMMODITY L.P.
By:  Ceres Managed Futures LLC
       (General Partner)

By: /s/ Patrick T. Egan
Patrick T. Egan
President and Director
OPUS FUTURES, LLC By: /s/ David Zelinski David Zelinski Chairman

APPENDIX A
Trading Policies of Ceres Tactical Commodity L.P.
1.
The Partnership will invest its assets only in commodity interests that an advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions.  Sufficient volume, in this context, refers to a level of liquidity that an advisor believes will permit it to enter and exit trades without noticeably moving the market.

2.
The Adviser will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that advisor.  To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.

3.
The Partnership may occasionally accept delivery of a commodity.  Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.

4.
The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

5.	The Partnership will not utilize borrowings except short‑term borrowings if the Partnership takes delivery of any cash commodities.
6.
The Advisor may from time to time employ trading strategies such as spreads or straddles on behalf of the Partnership.  The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

7.
The Partnership will not permit the churning of its commodity trading accounts.  The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

APPENDIX B
Description of the Strategy
The Strategy is a fundamental discretionary strategy primarily focused on agricultural commodities, specifically grains, oilseeds, and livestock. Opus takes a medium-to-long term outlook, typically holding trades for several weeks up to several months, depending on the opportunity set.

Opus only trades on liquid North American exchanges, using both futures and options on futures to express ideas using directional positions and, occasionally, using spread trades, such as inter.-commodity and calendar spreads. Typical trades focus on 'old crop vs, new crop', weather and cyclical seasonality.  Fundamental analysis is used in forecasting U.S. and world supply and demand tables, monitoring U.S. and world weather, studying domestic and international freight values, and tracking underlying cash values associated with agricultural futures markets.

Opus makes several trips across U.S. each year to study crop development, planting, harvesting, and livestock conditions. Opus also relies on an 'on-the-ground' network of growers, producers, transporters and buyers to develop trading themes. Other factors monitored include world currency values and political events that can have an influence on global trade flows.

The portfolio is intentionally concentrated on a limited number of grains and livestock markets, focusing on only the best ideas available. Position and risk management are at the trader's discretion, meaning there are no hard-coded portfolio or position stop-outs. Nonetheless, since 2019 Opus has started cutting exposures and reevaluating the validity of its convictions if any monthly drawdown reaches roughly -5%.

APPENDIX C
The following list of commodity interests may be traded by the Advisor on behalf of the Account:

Product	Exchange	Symbol	Bloomberg
Soybeans	CBOT	S	S A Comdty
Soybean Meal	CBOT	SM	SMA Comdty
Soybean Oil	CBOT	BO	BOA Comdty
Corn	CBOT	C	C A Comdty
SRW Wheat	CBOT	W	W A Comdty
HRW Wheat	KCBOT	KW	KWA Comdty
Live Cattle	CME	LC	LCA Comdty
HRS Wheat	MGE	MW	MWA Comdty
Lean Hogs	CME	LH	LHA Comdty
Feeder Cattle	CME	FC	FCA Comdty